BOARD OF DIRECTORS MEETING

                                   RESOLUTION

                                FEBRUARY 15, 1996

It has been approved and directed that Gaylen M. Brotherson will receive a 100,000 share stock option at $0.75 per share (Stock Price on February 15, 1996) when MECHANICAL BREAKDOWN ADMINISTRATORS, INC.'s gross warranty sales reach $10,000,000 (ten million dollars) plus an additional 75,000 share stock option at 80% of price per share on date reached, when gross warranty sales reach $20,000 ,000 (twenty million dollars) and will receive a 5,000 share stock option at 80% of share retail price per share for each $5,000,000 (five million dollar) increase in sales after $20,000,000 (twenty million dollars) of gross revenue.

These options will expire 10 years from date granted and can be transferred.

/s/ Gaylen Brotherson
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Director

/s/ Judy K. Brotherson
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Director

/s/ Shelly Beesley
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Director